Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
THE MOSAIC COMPANY REPORTS THIRD QUARTER 2026 RESULTS
•Third quarter results included revenues of $3.1 billion, an operating loss of $97 million and a net loss of $72 million; excluding notable items, adjusted EBITDA(1) totaled $324 million
•Third quarter sales volumes totaled 1.4 million tonnes for Phosphates, 2.1 million tonnes for Potash and 1.9 million tonnes for Mosaic Fertilizantes
•Working capital and production management resulted in sequential improvement in operating cash flow in the third quarter
•Settled fourth quarter sulfur contract at $615 per long ton, which is expected to positively contribute to fourth quarter free cash flow.
•Refinanced and extended all long-term maturities through 2028, further strengthening the balance sheet
TAMPA, FL, November 3, 2026 - The Mosaic Company (NYSE: MOS), reported a net loss of $72 million and diluted loss per share of $0.23 for the third quarter of 2026. Adjusted EBITDA(1) was $324 million and adjusted loss per share(1) was $0.19.
“We made meaningful progress during the third quarter on the actions within our control. We aligned phosphate production with the availability of affordable sulfur, reduced costs, strengthened our financial position, and continued to advance opportunities to optimize the portfolio," said President and CEO Bruce Bodine. "These actions position us to deliver stronger performance as conditions improve."

Consolidated Results:

In millions $ except as noted below	Q3 2026	Q2 2026	Q3 2025
Net Sales - billions $	$3.1	$2.8	$3.5
Selling, General and Administrative Expenses	$124	$132	$126
Operating Earnings (Loss)	$(97)	$(36)	$340
Operating Earnings (Loss) – Phosphate	$(194)	$(104)	$102
Operating Earnings (Loss) – Potash	$189	$195	$229
Operating Earnings (Loss) – Mosaic Fertilizantes	$(21)	$(41)	$96
Operating Earnings (Loss) – Corporate and Other	$(70)	$(86)	$(88)
Net Income (Loss)	$(72)	$(273)	$411
Adjusted EBITDA(1)	$324	$407	$806
Adjusted EBITDA - Phosphate(1)	$49	$128	$280
Adjusted EBITDA - Potash(1)	$284	$278	$329
Adjusted EBITDA – Mosaic Fertilizantes(1)	$41	$60	$241
Adjusted EBITDA – Corporate and Other(1)	$(50)	$(59)	$(44)
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic reported a third quarter net loss of $72 million, compared to net income of $411 million in the same quarter of 2025. Third quarter results were negatively impacted by $53 million of pre-tax notable items. These items primarily included environmental reserve adjustments, expenses related to facility closures and restructuring costs that were partially offset by gains related to a positive adjustment to the value of Mosaic’s investment in Ma’aden and changes in foreign currency.
Third quarter adjusted EBITDA(1) totaled $324 million, down from $806 million in the same quarter last year. Results primarily reflected lower sales volumes across all segments and higher raw material costs in Phosphate and Mosaic Fertilizantes, which were partially offset by higher phosphate prices.
Selling, general, and administrative (SG&A) expenses were $124 million in the third quarter, compared to $126 million in the prior year period, reflecting the impact of cost saving actions that were largely offset by inflationary pressures.
The effective tax rate for the third quarter was 36.7%. Cash taxes paid were $63 million in the third quarter, primarily resulting from profits generated in the Potash segment.
Cash flow from operations totaled $284 million in the third quarter, compared to $229 million in the same period last year. The increase was primarily driven by lower finished goods inventories. Free cash flow(1) was breakeven in the third quarter of 2026, compared to $(135) million in the prior year period, reflecting higher cash flow from operations and lower capital expenditures. Third quarter free cash flow also improved sequentially and is expected to improve further in the fourth quarter, supported by a further release of working capital and cost reduction initiatives across the enterprise.
Capital Allocation Update
•Capital expenditures in 2026 are now expected to be $1.2 billion. For 2027, Mosaic is targeting capital expenditures below $1 billion.
•Mosaic continues to advance a strategic review of its asset portfolio. These efforts include year-to-date land sales totaling $67 million, advancing the sale process for the Araxá facility in Brazil, and the ongoing evaluation of other non-core assets.
•Mosaic refinanced and extended all long-term debt maturities through 2028, improving its maturity profile and preserving financial flexibility. The company’s $2.5 billion revolving credit facility remains fully available.
•The company paid a regular common dividend of $0.22 per share in the third quarter.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Potash Results and Outlook:

	Q3 2026	Q2 2026	Q3 2025
Net Sales - millions $	$643	$650	$695
Sales Volumes - million tonnes*	2.1	2.0	2.3
MOP Selling Price FOB mine - $ per tonne	$276	$275	$271
MOP Cash Cost of Production(1) - $ per tonne	$73	$84	$71
Gross Margin - $ per tonne	$97	$103	$104
Operating Earnings - millions $	$189	$195	$229
Segment Adjusted EBITDA(1) - millions $	$284	$278	$329
*Tonnes = finished product tonnes
The Potash segment reported net sales of $643 million in the third quarter of 2026, down from $695 million in the prior year period. Operating earnings were $189 million, compared to $229 million in the third quarter of 2025. Adjusted EBITDA(1) was $284 million, compared to $329 million in the prior year period as a result of lower sales volumes.
Third quarter sales and production volumes each totaled 2.1 million tonnes, compared to 2.3 million tonnes in the prior year period. In addition to Colonsay and Belle Plaine's routine turnarounds, production during the quarter was impacted by abnormal geological conditions at Esterhazy that resulted in lower-than-expected ore grades. As a result, full-year potash production is now expected to be 8.6 million tonnes in 2026. Lower grades are temporary and expected to improve over time. Mosaic continues to target more than 9 million tonnes of annual potash production over the long term.
MOP cash cost of production per tonne(1) was $73 in the third quarter, up from $71 in the prior-year quarter, but down sequentially from $84 in the second quarter of 2026. Despite geological challenges at Esterhazy, higher sequential operating rates there and at Colonsay improved fixed cost absorption.
Fourth quarter 2026 sales volumes are expected to be in the range of 2.3 to 2.6 million tonnes, with realized mine gate MOP prices in the range of $255 to $275 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Phosphate Results and Outlook:

	Q3 2026	Q2 2026	Q3 2025
Net Sales - millions $	$1,295	$1,246	$1,290
Sales Volumes - million tonnes*	1.4	1.4	1.6
DAP Selling Price FOB plant - $ per tonne	$838	$773	$714
Phosphate Cash Cost of Conversion(1) - $ per tonne	$117	$129	$131
Blended Rock Cost Consumed in COGS(1) - $ per tonne	$91	$90	$80
Gross Margin - $ per tonne	$(105)	$(4)	$92
Operating Earnings (Loss) – millions $	$(194)	$(104)	$102
Segment Adjusted EBITDA(1) - millions $	$49	$128	$280
*Tonnes = finished product tonnes
The Phosphate segment reported net sales of $1.3 billion in the third quarter of 2026, which was equal to prior year period sales. The segment generated an operating loss of $194 million during the period, which compared to operating income of $102 million in the third quarter of 2025. Results reflected $84 million of notable items primarily related to environmental reserve adjustments, expenses related to facility closures and restructuring costs. Adjusted EBITDA(1) totaled $49 million, compared to $280 million in the prior year period. The year-over-year decline reflected higher raw material costs and lower volumes, somewhat offset by higher prices.
Sales volumes for the third quarter were 1.4 million tonnes, compared to 1.6 million in the same period last year, reflecting production curtailments implemented as a result of limited affordable sulfur availability.
During the third quarter, cash cost of conversion(1) averaged $117 per tonne, down from $131 per tonne in the prior period, reflecting the idling of higher-cost Louisiana phosphate fertilizer production. Idle, turnaround, and unabsorbed fixed costs during the third quarter totaled $77 million, versus $42 million in the third quarter of 2025, reflecting the production curtailments. These costs are expected to increase further in the fourth quarter as a result of additional curtailments at the South Fort Meade and Miski Mayo mines, before moderating in 2027 as cost improvements are realized.
Third quarter raw material costs averaged $715 per long ton for sulfur and $619 per tonne for ammonia. For the fourth quarter, Mosaic settled a sulfur supply contract with U.S. Gulf Coast refiners at $615 per long ton.
Fourth-quarter stripping margins and adjusted EBITDA are expected to decline further as higher-cost raw materials purchased and consumed during the third quarter flow through cost of goods sold, reflecting the two- to three-month inventory cycle. However, cash flow is expected to improve sequentially following the settlement of the fourth-quarter sulfur contract, with the related earnings benefits expected primarily in the first quarter of 2027.
For the fourth quarter, sales volumes are expected to be of 1.3 to 1.6 million tonnes. DAP prices at the plant are expected to average $820 to $840 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Fertilizantes Results and Outlook:

	Q3 2026	Q2 2026	Q3 2025
Net Sales - millions $	$1,254	$1,034	$1,592
Sales Volumes - million tonnes*	1.9	1.5	2.8
Sales Volumes of produced product – million tonnes(2)	0.4	0.7	1.0
Average Finished Product Selling Price - $ per tonne	$625	$585	$518
Phosphate Cash Cost of Conversion(1) - $ per tonne	$147	$141	$99
Phosphate Blended Rock Cost Consumed in COGS - $ per tonne	$121	$105	$99
Gross Margin - $ per tonne	$14	$4	$65
Operating Earnings (Loss) – millions $	$(21)	$(41)	$96
Segment Adjusted EBITDA(1) – millions $	$41	$60	$241
*Tonnes = finished product tonnes sold to third parties

Mosaic Fertilizantes reported net sales of $1.3 billion in the third quarter of 2026, compared to $1.6 billion in the prior year period. The segment generated an operating loss of $21 million in the third quarter, compared to operating earnings of $96 million in the same period last year. Adjusted EBITDA(1) totaled $41 million, compared to $241 million in the prior year period. Third quarter results were primarily driven by lower sales volumes and fixed cost absorption, which were partially offset by higher distribution margins.
Third quarter sales volumes totaled 1.9 million tonnes, down from 2.8 million tonnes in the same quarter last year, primarily due to curtailed domestic production and limited customer credit availability.
During the third quarter, lower operating rates resulted in higher unit cash conversion costs(1) of $147 per tonne, up from $99 per tonne in the prior year period. The increase primarily reflected reduced fixed cost absorption and the ongoing operations of higher-cost, higher-margin animal feed (DCP) production at Cajati, which remains profitable in the current environment. Mosaic Fertilizantes also benefited from seasonal improvements in distribution margins, which have recovered to normalized levels.
Idle, turnaround and unabsorbed fixed costs included in cost of goods sold totaled $70 million, compared to $27 million in the prior-year period.
Looking ahead, while grower economics and fertilizer demand have improved, the full-quarter impact of production curtailments, combined with typical seasonality, is expected to result in fourth-quarter segment adjusted EBITDA below third-quarter levels.
Mosaic Biosciences Update
Year-to-date net sales doubled compared to the first nine months of 2025, supported in part by the launch of six new products. Mosaic continues to expect to launch up to four new products(3) in the fourth quarter. Full-year net sales remain on track to double in 2026, totaling $135 million.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Represents volumes produced in Brazil and sold directly to third parties or through distribution.
(3)New products are defined as new brands or existing brands launched in new geographies.

Market Update
The macroeconomic environment remains clouded by Middle East tensions, bottlenecks in the Strait of Hormuz, and Russia and Ukraine strikes on energy and agricultural infrastructure. At the same time, strengthening El Niño conditions and the observable impact of underapplication of crop nutrients over the past two years have led to a tightened agricultural backdrop. These factors together have led to agricultural commodity prices trending higher from the second quarter, leading to increased demand for fertilizers, particularly in North America. We expect this trend to continue into 2027.
Phosphate markets remain tight with improving demand and lingering supply disruptions. North American inventories are expected to stay low into next year as growers and retailers re-engage for fall application. Demand is outpacing many customers' initial expectations as stronger agricultural commodity prices have improved farmer economics, and another year of solid yields has further depleted soil nutrients. India has steadily secured tonnes for Rabi, which are expected to be depleted by year-end. Brazilian inventories are well below last year, setting the stage for a return of pent-up import demand in the near future. China has exported minimal volumes of DAP or MAP over the past quarter, and little to no exports are expected through spring. Global phosphate production remains constrained by sulfur availability. While sulfur prices have moderated, they remain elevated and continue to strain phosphate producer margins. Timing of normalization remains contingent on geopolitical events.
Potash market fundamentals are positive as global demand looks to set another record given healthy affordability. While potash shipments have seen little impact from Middle East disruption, escalating attacks in the Black Sea have constrained shipping and are likely to inhibit export supplies from the region through the fourth quarter. As such, offshore North American imports are likely to remain muted even as demand strengthens for the fall season. Chinese imports have already exceeded last year's total. While Chinese inventories are higher than last year, not all are available for sale given government reserve requirements, and available stocks to use ratios are quite manageable.

2026 Guidance Summary

Full Year 2026
Potash Production Volumes - million tonnes	8.6
Total Capital Expenditures - billions $	$1.2
Depreciation, Depletion & Amortization - billions $	$1.1 - $1.2
Selling, General, and Administrative Expense - millions $	$510 - $530
Net Interest Expense - millions $	$240 - $260
Cash Tax - millions $	$175 - $225

Fourth Quarter 2026
Phosphate Sales Volumes - million tonnes	1.3 -1.6
DAP FOB Plant Prices - $ per tonne	$820 - $840
Potash Sales Volumes - million tonnes	2.3- 2.6
MOP FOB Mine Prices - $ per tonne	$255 - $275

Sensitivities Table
The Company provided the following sensitivities to help investors anticipate the potential impact of price movements. These sensitivities are based on 2025 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2025 Actual
Average MOP Price / tonne (fob mine)	$10/mt price change = $83 million (4)	$255
Average DAP Price / tonne (fob plant)	$10/mt price change = $60 million	$670
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax

Investors Joan Tong, CFA 863-640-0826 joan.tong@mosaicco.com	Media Sarah Fedorchuk 813-523-7362 media@mosaicco.com

About The Mosaic Company
The Mosaic Company (NYSE: MOS) helps the world grow the food it needs. Headquartered in Tampa, Florida, Mosaic is a leading producer and marketer of potash and phosphate fertilizer which are essential inputs for the world’s farmers. Through the Mosaic Biosciences platform, the company is advancing the next generation of biological solutions designed to improve nutrient use efficiency, strengthen crop performance, and support more sustainable agricultural systems. As a Fortune 500 company with a global employee base serving customers in more than 40 countries, Mosaic is helping build resilient and productive food systems for the future. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on November 4, 2026, at 11:00 a.m. Eastern Time to discuss third quarter 2026 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available for up to one year from the time of the earnings

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability, including geopolitical instability and heightened tensions involving Iran, disruptions to global shipping routes, including the Strait of Hormuz, and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets, including the cost and availability of sulfur and other key raw materials and inputs and potential disruptions to their production, supply or transportation, that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in fertilizer use and application rates; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks, including the impact of U.S. tariffs and retaliatory tariffs on economic conditions; and other risks associated with Mosaic’s international operations; a material adverse change in our Ma'aden investment with respect to the financial position, performance, operations or prospects of Ma'aden; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the potential for curtailments, slowdowns, or temporary shutdowns of production due to market conditions, input availability, transportation constraints, or other operational factors; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of America or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share, or adjusted EPS, non-GAAP adjusted EBITDA, non-GAAP cash cost of conversion or production per tonne, or non-GAAP adjusted effective tax rate, and free cash flow collectively referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and adjusted EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share or a quantitative reconciliation of forward-looking adjusted EPS and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives and equity securities, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended December 31, 2024 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2026, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.04):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$32	$(8)	$0.07
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(14)	4	(0.03)
Closed and indefinitely idled facility costs	Brazil	Other operating income (expense)	(14)	4	(0.03)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	39	(10)	0.09
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(12)	3	(0.03)
Environmental reserves	Phosphate	Other operating income (expense)/NCI	(42)	11	(0.10)
Restructuring and cost reduction	Consolidated	Other operating income (expense)/SG&A	(12)	3	(0.03)
Land reclamation	Phosphate	Cost of goods sold/Other Operating income/(expense)	(17)	5	(0.03)
YTD tax rate adjustment	Consolidated	(Provision for) benefit from income taxes	—	25	0.08
Loss on debt extinguishment	Corporate	Other non-operating income (expense)	(13)	3	(0.03)
Total Notable Items			$(53)	$40	$(0.04)
For the three months ended September 30, 2025, the company reported the following notable items which, combined, positively impacted earnings per share by $0.25:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(14)	$3	$(0.04)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(27)	7	(0.06)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(14)	3	(0.03)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	308	(80)	0.71
Environmental Reserve	Phosphate	Other operating income (expense)	(18)	5	(0.04)
Loss on assets held for sale and transaction fees	Mosaic Fertilizantes/Corporate	Other operating income (expense)/SG&A	(75)	—	(0.23)
Asset write-off	Mosaic Fertilizantes	Cost of goods sold/Other operating income (expense)	(11)	3	(0.03)
Land reclamation	Phosphate	Cost of goods sold	(14)	4	(0.03)
Total Notable Items			$135	$(55)	$0.25

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$3,100.6	$3,452.1	$8,922.7	$9,078.7
Cost of goods sold	3,016.5	2,899.8	8,388.3	7,519.4
Gross margin	84.1	552.3	534.4	1,559.3
Selling, general and administrative expenses	124.4	125.5	391.9	415.3
Loss on assets sold and to be sold	—	73.1	238.8	73.1
Other operating expense	56.3	13.9	408.7	148.2
Operating earnings (loss)	(96.6)	339.8	(505.0)	922.7
Interest expense, net	(59.5)	(45.6)	(177.6)	(139.3)
Foreign currency transaction gain (loss)	38.3	(1.2)	36.5	301.3
Other income (expense)	14.5	306.3	(44.0)	391.7
Earnings (loss) from consolidated companies before income taxes	(103.3)	599.3	(690.1)	1,476.4
(Benefit) provision for income taxes	(37.9)	175.5	(102.7)	384.8
Earnings (loss) from consolidated companies	(65.4)	423.8	(587.4)	1,091.6
Equity in net earnings of nonconsolidated companies	0.1	0.3	2.1	2.2
Net earnings (loss) including noncontrolling interests	(65.3)	424.1	(585.3)	1,093.8
Less: Net earnings attributable to noncontrolling interests	6.8	12.7	17.2	33.6
Net earnings (loss) attributable to Mosaic	$(72.1)	$411.4	$(602.5)	$1,060.2
Diluted net earnings (loss) per share attributable to Mosaic	$(0.23)	$1.29	$(1.90)	$3.33
Diluted weighted average number of shares outstanding	317.9	319.4	317.8	318.8

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$272.6	$276.6
Receivables, net, including affiliate receivables of $88.2 and $126.3, respectively	1,013.6	1,078.6
Inventories	3,224.0	3,363.0
Assets held for sale	106.8	73.5
Other current assets	410.4	445.8
Total current assets	5,027.4	5,237.5
Property, plant and equipment, net of accumulated depreciation of $11,776.1 and $11,126.0, respectively	13,577.3	13,982.6
Equity securities and investments in nonconsolidated companies	1,845.0	1,848.2
Goodwill	970.6	1,005.1
Deferred income taxes	1,149.6	811.6
Other assets	1,567.2	1,595.1
Total assets	$24,137.1	$24,480.1
Liabilities and Equity
Current liabilities:
Short-term debt	$511.6	$759.9
Current maturities of long-term debt	68.7	43.1
Structured accounts payable arrangements	402.4	480.1
Accounts payable, including affiliate payables of $95.6 and $115.2, respectively	871.3	1,171.9
Accrued liabilities	1,424.6	1,472.5
Liabilities held for sale	76.9	55.3
Total current liabilities	3,355.5	3,982.8
Long-term debt, less current maturities	5,332.8	4,250.9
Deferred income taxes	954.6	1,000.8
Other noncurrent liabilities	3,017.9	3,011.4
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 395,619,275 shares issued and 317,902,668 shares outstanding as of September 30, 2026, 395,125,254 shares issued and 317,408,647 shares outstanding as of December 31, 2025	3.2	3.2
Capital in excess of par value	53.8	29.2
Retained earnings	13,441.8	14,184.4
Accumulated other comprehensive loss	(2,200.2)	(2,131.9)
Total Mosaic stockholders' equity	11,298.6	12,084.9
Noncontrolling interests	177.7	149.3
Total equity	11,476.3	12,234.2
Total liabilities and equity	$24,137.1	$24,480.1

Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Cash Flows from Operating Activities:
Net earnings (loss) including noncontrolling interests	$(65.3)	$424.1	$(585.3)	$1,093.8
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	291.9	277.0	900.6	781.7
Deferred and other income taxes	(182.2)	31.1	(321.3)	55.7
Equity in net (earnings) of nonconsolidated companies, net of dividends	0.7	(0.8)	(2.1)	(1.8)
Accretion expense for asset retirement obligations	32.5	32.7	99.2	97.5
Share-based compensation expense	4.6	6.5	22.7	24.2
Unrealized (gain) loss on equity securities	(38.1)	(308.0)	11.1	(407.7)
Unrealized (gain) loss on derivatives	1.4	27.2	0.3	(85.1)
Foreign currency adjustments	(22.9)	65.1	56.6	(285.9)
Amortization of debt financing fees	3.7	10.5	23.8	33.6
Impairment of assets held for sale	—	73.0	238.8	73.0
Other	51.2	21.1	192.4	100.8
Changes in assets and liabilities:
Receivables, net	(152.7)	57.3	69.6	71.9
Inventories	433.5	(200.8)	187.9	(578.9)
Other current and noncurrent assets	101.8	3.7	8.9	27.6
Accounts payable and accrued liabilities	(189.8)	(225.3)	(280.2)	48.2
Asset retirement obligations	(34.8)	(57.5)	(132.9)	(201.1)
Other noncurrent liabilities	48.9	(8.4)	65.9	33.4
Net cash provided by operating activities	284.4	228.5	556.0	880.9
Cash Flows from Investing Activities:
Capital expenditures	(281.5)	(364.4)	(958.6)	(1,009.8)
Purchases of available-for-sale securities - restricted	(395.9)	(100.6)	(1,050.4)	(598.2)
Proceeds from sale of available-for-sale securities - restricted	391.0	100.5	1,024.8	577.9
Proceeds from sale of fixed assets	0.1	0.2	34.7	6.0
Other	(0.5)	1.4	(4.4)	1.9
Net cash used in investing activities	(286.8)	(362.9)	(953.9)	(1,022.2)
Cash Flows from Financing Activities:
Short-term debt, net	(512.2)	213.9	(451.9)	205.4
Inventory financing arrangement, net	1.7	(101.7)	203.5	101.2
Structured accounts payable arrangements, net	44.3	(5.2)	(90.6)	(15.9)
Transferred receivables, net	0.5	(3.2)	0.5	—
Long-term debt, net	568.3	(14.9)	1,011.1	(49.8)
Cash dividends paid	(69.9)	(69.5)	(210.6)	(210.5)
Dividends paid to noncontrolling interest	—	(6.7)	(7.1)	(13.1)
Contributions to noncontrolling interest	—	—	8.5	—
Other	(23.9)	(8.9)	(44.1)	(26.7)
Net cash provided by (used in) financing activities	8.8	3.8	419.3	(9.4)
Effect of exchange rate changes on cash	(21.5)	5.5	(29.3)	23.0
Net change in cash, cash equivalents and restricted cash	(15.1)	(125.1)	(7.9)	(127.7)
Cash, cash equivalents and restricted cash - beginning of period	305.8	302.4	298.6	305.0
Cash, cash equivalents and restricted cash - end of period	$290.7	$177.3	$290.7	$177.3

Condensed Consolidated Statements of Cash Flows (Continued)
(in millions, except per share amounts)

	Nine Months Ended

	September 30, 2026	September 30, 2025
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$272.6	$153.3
Restricted cash in other current assets	2.4	8.0
Restricted cash in other assets	15.7	16.0
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$290.7	$177.3

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended September 30,
	2026	2025
Net income (loss) attributable to Mosaic	$(72.1)	$411.4
Basic weighted average number of shares outstanding	317.9	317.4
Dilutive impact of share-based awards	—	2.0
Diluted weighted average number of shares outstanding	317.9	319.4
Basic net income (loss) per share attributable to Mosaic	$(0.23)	$1.30
Diluted net income (loss) per share attributable to Mosaic	$(0.23)	$1.29
Notable items impact on net income (loss) per share attributable to Mosaic	(0.04)	0.25
Adjusted diluted net income (loss) per share attributable to Mosaic	$(0.19)	$1.04

Free Cash Flow

	Three months ended September 30,
	2026	2025
Net cash provided by operating activities	$284	$229
Capital expenditures	(282)	(364)
Free cash flow	$2	$(135)

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended
	September 30,	June 30,	September 30,
	2026	2026	2025
Consolidated net earnings (loss) attributable to Mosaic	$(72)	$(273)	$411
Less: Consolidated interest expense, net	(60)	(63)	(46)
Plus: Consolidated depreciation, depletion and amortization	292	292	277
Plus: Accretion expense	33	34	33
Plus: Share-based compensation expense	5	8	7
Plus: (Benefit) provision for income taxes	(38)	(34)	175
Plus: Notable items	44	317	(143)
Adjusted EBITDA	$324	$407	$806

Income Tax Effective Tax Rate (in millions)	Three months ended September 30,
2026
Income Tax (Benefit) Expense	$(38)
Earnings (Loss) Before Tax	$(103)
Effective Tax Rate	36.7%

Income Tax (Benefit) Expense	$(38)
Discrete Tax Notable Items	—
Tax Expense on All Other Notable Items (see notable items table for details of these items)	40
Adjusted Income Tax (Benefit) Expense	$2

Earnings (Loss) Before Tax	$(103)
Earnings Impact of All Notable Items (including non-controlling interest)	50
Adjusted Earnings Before Tax	$(53)

Adjusted Effective Tax Rate	(3.9)%

	Three months ended
	September 30,	June 30,	September 30,
Potash Earnings (in millions)	2026	2026	2025
Operating Earnings	$189	$195	$229
Plus: Depreciation, Depletion and Amortization	91	76	93
Plus: Accretion Expense	3	4	3
Plus: Foreign Exchange Gain (Loss)	33	(95)	(56)
Plus: Other Income (Expense)	—	1	3
Plus: Notable Items	(32)	97	57
Adjusted EBITDA	$284	$278	$329

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	September 30,	June 30,	September 30,
Phosphate Earnings (in millions)	2026	2026	2025
Operating Earnings (Loss)	$(194)	$(104)	$102
Plus: Depreciation, Depletion and Amortization	151	133	129
Plus: Accretion Expense	26	26	26
Plus: Foreign Exchange Gain (Loss)	1	(6)	10
Plus: Other Income (Expense)	(12)	(2)	(4)
Less: Earnings from Consolidated Noncontrolling Interests	7	9	11
Plus: Notable Items	84	90	28
Adjusted EBITDA	$49	$128	$280

	Three months ended
	September 30,	June 30,	September 30,
Mosaic Fertilizantes Earnings (in millions)	2026	2026	2025
Operating Earnings (Loss)	$(21)	$(41)	$96
Plus: Depreciation, Depletion and Amortization	40	74	46
Plus: Accretion Expense	4	4	4
Plus: Foreign Exchange Gain (Loss)	2	2	(19)
Plus: Other Income (Expense)	(1)	(2)	(1)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	—	(2)	1
Plus: Notable Items	17	21	116
Adjusted EBITDA	$41	$60	$241

	Three months ended
	September 30,	June 30,	September 30,
Corporate and Other Earnings (in millions)	2026	2026	2025
Operating Earnings (Loss)	$(70)	$(86)	$(88)
Plus: Depreciation, Depletion and Amortization	10	9	9
Plus: Accretion Expense	5	8	7
Plus: Foreign Exchange Gain (Loss)	2	60	64
Plus: Other Income (Expense)	28	(160)	308
Plus: Earnings (Loss) from Equity Investments	—	—	—
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	—	(1)	—
Plus: Notable Items	(25)	109	(344)
Adjusted EBITDA	$(50)	$(59)	$(44)

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	September 30,	June 30,	September 30,
	2026	2026	2025
Potash
Total COGS	$444	$443	$459
Depreciation & accretion expense	94	80	96
Canadian Resource Taxes	85	70	87
Change in Inventory	32	28	(13)
Non-MOP Production Costs	79	112	134
Total MOP Cash Costs	$154	$153	$155
Production tonnes (thousands)	2,103	1,830	2,186
MOP Cash Costs of Production per production tonne	$73	$84	$71

Phosphate
Total COGS	$1,443	$1,251	$1,146
Depreciation & accretion expense	165	158	161
Miski Mayo costs	52	59	55
Raw material COGS and product freight	617	527	350
Change in Inventory	(4)	(66)	(40)
Non Production Costs	321	259	267
Cash cost of U.S. Mined Rock	141	129	133
U.S. Rock Production tonnes (thousands)	2,107	2,074	2,158
Cash costs of U.S. mined rock/production tonne	$67	$62	$62
Phosphate cash costs of conversion	$151	$185	$220
Production tonnes (thousands)	1,289	1,433	1,677
Phosphate cash costs of conversion per production tonne	$117	$129	$131

Fertilizantes
Total COGS	$1,227	$1,028	$1,410
Distribution product costs	1,017	661	1,202
Depreciation & accretion expense	45	79	51
Change in Inventory	65	55	(139)
Non Production Costs	25	92	87
Rock cash costs of production	35	75	101
Potash cash costs of production	—	—	25
Phosphate cash costs of conversion	$40	$66	$83
Production tonnes (thousands)	273	466	835
Phosphate cash costs of conversion per production tonne	$147	$141	$99